Exhibit 21

Subsidiaries of the Registrant

1.           RRF Limited Partnership, a Delaware limited partnership.

2.           Yuma Hospitality Properties, L.L.L.P., an Arizona limited partnership.

3.           Tucson Hospitality Properties, L.L.L.P., an Arizona limited partnership.

4.           Ontario Hospitality Properties L.L.L.P., an Arizona limited partnership.

5.           Tucson St. Mary’s Suite Hospitality LLC, an Arizona limited liability company.

6.           InnSuites Hotels, Inc., a Nevada corporation.

7.           IBC Hotels, LLC, an Arizona limited liability company.

8.           Albuquerque Suite Hospitality LLC, an Arizona limited liability company.